GRACO INC. RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS GRACO INC. ("Graco"), a Minnesota corporation, hereby establishes a Retirement Plan for Non-employee Directors (the "Plan") for the benefit of certain members of the Board of Directors of Graco as defined herein, and upon the terms and conditions set forth below. Effective Date. The Plan is effective November I, 1988. 2. Eligibility. A member of the Board of Directors of Graco is eligible for the retirement benefits provided herein if: (a) He or she is not an employee of Graco at the time of retirement from the Board of Directors, and (b) He or she has at least five (5) full years of service as a director of Graco (whether or not consecutive) and, during that entire time, was not an employee of Graco, and (c) He or she retires after November i, 1988. Years of service as a director shall be measured by the twelve (12) consecutive month period beginning with the date the individual first becomes a non-employee director of Graco and all twelve (12) consecutive month periods beginning on the annual anniversary of such date (irrespective of any termination of membership and subsequent reinstatement). An individual who is eligible for retirement benefits is referred to as a "Participant." 3. Payments upon Retirement. Upon retirement, payments will be made as follows: 3.1. Commencement. Payments will commence on the quarterly payment date immediately following the date of the Participant’s retirement. The quarterly payments date means the date on which regular quarterly payments are made to active members of the Board of Directors. 3.2 Amount. Each payment shall be equal to one-fourth (I/4th) of the annual amount being paid to the Participant for service as a member of the Board of Directors immediately before his or her retirement. 3.3. Frequency. After commencement, payments shall be made on the same quarterly dates as regular payments are made to active members of the Board of Directors of Graco. 3.4. Duration. Payments shall continue for five (5) years (this is, until a total of twenty (20) quarterly payments have been made). If the Participant dies after payments have commenced but before all payments have been made, the remaining payments shall be made on the next regular payment date in one lump sum to the beneficiary or beneficiaries designated by the Participant who survive the Participant. If no beneficiary survives the Participant, payment shall be made to the Participant’s estate. 4. Payments Upon Death Before Retirement. If a Participant dies before retirement but at a time when the Participant would have been eligible for payments hereunder had such Participant retired on the date of his or her death, then payment shall be made to such Participant’s beneficiary as follows: 4.1. Amount. Payment shall be made in one lump sum in an amount equal to the total amount of the payments that would have been made to the Participant had he or she retired on the date of his or her death and survived to the date of the final payment. 4.2. Date of Payment. Payment shall be made as soon as reasonably practical but in all events on or before the date six (6) months after the date of Participant’s death. 5. Definitions. For purposes of this Plan, the following definitions shall apply: 5.1. Retirement. "Retirement" shall mean any voluntary or involuntary termination of the Participant as a member of the Board of Directors of Graco, at any age.

5.2. Employee. "Employee" shall mean any person who receives compensation from Graco which is reportable on IRS Form W-2 (or any successor form). In determining whether an individual is an employee during any particular calendar year, compensation received during that year for services performed in a previous year (for example, bonus payments) shall be disregarded. 5.3. Non-employee. "Non-employee" shall mean any person who is not considered an employee. 6. Source of Payments. Payments due under this Plan shall be paid out of the general corporate funds of Graco, and Participants and beneficiaries shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets. The rights accruing to Participants and beneficiaries hereunder shall be solely those of unsecured creditors of Graco. 7. Nontransferability. Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the payments provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary. 8. Tax Withholding. Graco may deduct from any payment (and transmit to the proper taxing authority) such amount as it may be required to withhold under any applicable federal, state or other law. 9. Beneficiaries. Each Participant may designate one or more beneficiaries who, upon death, are to receive the amounts that otherwise would have been paid to the Participant, and may change or revoke any such designation from time to time. No such designation, change or revocation shall be effective unless executed by the Participant and received by Graco during the Participant’s lifetime. Unless the Participant has otherwise specified in the beneficiary designation, the beneficiary or beneficiaries so designated shall become fixed as of death so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, such payment shall be payable to such beneficiary’s estate. If a Participant does not designate a beneficiary pursuant to this section, or if for any reason such designation is ineffective, in whole or in part, then the amounts that -3-

otherwise would have been paid to such Participant (or the part thereof as to which the designation is ineffective, as the case may be) shall be paid to such Participant’s estate and, in such event, the term ~’beneficiary" shall include such estate. I0. ApDlicability to Successors. This Plan shall be binding upon and inure to the benefit of Graco and each Participant, the successors and assigns of Graco, and the beneficiaries, personal representatives and heirs of each Participant. If Graco becomes a party to anymerger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of Graco or its successors in interest. ll. Amendment. This Plan may be amended or revoked at any time by the Board of Directors of Graco, but no such amendment shall have the effect of reducing the amount which would be due or could be earned by any person then serving on the Board of Directors of Graco without the consent of such person. Graco is authorized to issue implementing rules(not Inconsistent with this Plan). Graco will informthe Participants of any rules, amendments or revocation ofthis Plan. 12. ApDlicable Law. This Plan shall be construed in accordance with the laws of the State of Minnesota. This Plan is hereby adopted by Graco pursuant to the authority granted at a meeting of its Board of Directors held on May 9, 1989. GRACO INC. -4-